Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-164046) on Form S-3/A of Anworth Mortgage Asset Corporation and Subsidiaries of our report dated February 26, 2010, relating to our audits of the consolidated financial statements, the financial statement schedules and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Anworth Mortgage Asset Corporation and Subsidiaries for the year ended December 31, 2009.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

Irvine, California

February 26, 2010

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.